EXHIBIT 99.1

Sow Good Inc. Completes Second Successful Fundraising

Jul 7, 2021

Irving, Texas, July 07, 2021 — Sow Good Inc. today announced the successful completion of a more than $3.0M private placement raised from 714,701 newly issued shares. The share price of $4.25 represents a 6% premium to Sow Good’s private placement earlier this year.

Investors in the private placement included Sow Good’s Chief Executive Officer, Executive Chairman, and Chief Financial Officer, in addition to other Sow Good board members and a small group of accredited investors. Proceeds from the placement will be used to fund additional marketing and brand development, brand extensions, and working capital investments.

Brad Burke, Sow Good’s Chief Financial Officer, stated, “Inclusive of this most recent placement, Sow Good’s cash totals $4.4M, which we estimate is sufficient to both cover investment needs and provide a liquidity buffer well into 2022.”

“The months following our May launch have seen the introduction of Sow Good products to retail stores and development of new products, including five flavors of gluten-free granola featuring freeze dried fruit and miniature bags of our initial snack line which are an ideal size for lunch boxes and vending machines,” said Claudia Goldfarb, Sow Good’s Chief Executive Officer.

“This latest investment allows us to continue innovating, building our brand, and introducing our products to consumers across all platforms. We are actively working with national distributors and several regional grocers to bring Sow Good products to stores across the United States. The momentum and positive feedback since our launch have been exhilarating and a continued affirmation that our healthy and convenient products can revolutionize the industry,” said Goldfarb.

Advisors

The Company acted as its own financial advisor in the transaction. Stinson LLP acted as the Company’s legal advisor.

Sow Good Inc. (OTCQB:SOWG) is dedicated to producing the highest quality and most nutritious products in the freeze-dried food industry while building a brand that celebrates the importance of sustainability, the environment, and our communities. Sow Good’s offerings are high in nutritional value and non-GMO, created using all-natural ingredients. To purchase Sow Good online or learn more, visit www.thisissowgood.com and follow @thisissowgood on Instagram and Facebook.